Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENERAL DYNAMICS CORPORATION,

ASPEN ACQUISITION CORPORATION

AND

VERIDIAN CORPORATION

JUNE 9, 2003

TABLE OF CONTENTS

	Article 1
	The Merger
1.1	The Merger	1
1.2	Effective Time of the Merger	1
1.3	Consummation	2
1.4	Effects of the Merger	2
	Article 2
	The Surviving Corporation and Acquiror
2.1	Certificate of Incorporation	2
2.2	By-Laws	2
2.3	Directors and Officers of Surviving Corporation	2
	Article 3
	Conversion of Shares
3.1	Merger Consideration	2
3.2	Acquisition Sub Shares	3
3.3	Dissenting Shares	3
3.4	Surrender and Payment	4
3.5	Closing	5
3.6	Closing of Target's Transfer Books	5
3.7	Withholding	6
	Article 4
	Representations and Warranties of Acquiror and Acquisition Sub
4.1	Organization and Qualification	6
4.2	Authority; Non-Contravention; Approvals	6
4.3	Litigation	7
4.4	No Acquiror Stockholders' Approval Required	8
4.5	Investment Intent	8
4.6	Financial Capability	8
4.7	No Additional Representations	8
	Article 5
	Representations and Warranties of Target
5.1	Organization and Qualification	8
5.2	Capitalization	9
5.3	Subsidiaries	9
5.4	Authority; Non-Contravention; Approval	10
5.5	SEC Documents	11
5.6	Absence of Undisclosed Liabilities	12
5.7	Absence of Certain Changes or Events	12
5.8	Litigation	12
5.9	No Violation of Law	13
5.10	Compliance with Agreements	13

5.11	Taxes	13
5.12	Employee Benefit Plans; ERISA	14
5.13	Labor	14
5.14	Real Estate	15
5.15	Environmental Matters	15
5.16	Contracts and Commitments	16
5.17	Intellectual Property Rights	16
5.18	Section 203 of the DGCL Not Applicable	17
5.19	Government Contracts	17
5.20	Relations with Governments	18
5.21	No Additional Representations	18
	Article 6
	Covenants
6.1	Conduct of Business by Target Pending the Merger	18
6.2	Control of Operations	19
6.3	No Solicitation by Target	19
6.4	Meeting of Stockholders	21
6.5	Agreement to Cooperate; HSR Filings	22
6.6	Access to Information	22
6.7	Proxy Statement	23
6.8	Expenses and Fees	24
6.9	Public Statements	24
6.10	Target Employees	24
6.11	Notification of Certain Matters; Supplemental Disclosure	25
6.12	Directors’ and Officers’ Indemnification and Insurance	25
6.13	Maintenance of Target Records; Personnel	26
	Article 7
	Conditions
7.1	Conditions to Each Party's Obligation to Effect the Merger	26
7.2	Conditions to Obligation of Target to Effect the Merger	26
7.3	Conditions to Obligations of Acquiror to Effect the Merger	27
	Article 8
	Termination, Amendment and Waiver
8.1	Termination	27
8.2	Effect of Termination	29
8.3	Termination Payment by Target	29
8.4	Termination Payment by Acquiror	30
8.5	Amendment	31
8.6	Waiver	31
	Article 9
	General Provisions
9.1	Non-Survival	31
9.2	Brokers	31

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9.3	Notices	31
9.4	Interpretation	32
9.5	Miscellaneous	33
9.6	Jurisdiction	33
9.7	Counterparts	34
9.8	Parties In Interest	34
9.9	Severability	34

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AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2003 ("Agreement"), is by and among General Dynamics Corporation, a Delaware corporation (“Acquiror”), Aspen Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Acquisition Sub”), and Veridian Corporation, a Delaware corporation (“Target”).

     W I T N E S S E T H:

WHEREAS, Acquiror desires to acquire all of the issued and outstanding shares of capital stock of Target (the “Target Capital Stock”);

WHEREAS, the respective boards of directors of Acquiror, Target and Acquisition Sub have approved the merger of Acquisition Sub with and into Target on the terms set forth in this Agreement (the “Merger”);

WHEREAS, concurrently with the execution hereof, each of Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., Monitor Consulting, L.P., Monitor Company Group, L.P., The Texas Growth Fund — 1991 Trust, The Texas Growth Fund II — 1998 Trust, TGF Management Corp., TGF II Management, L.P., Dr. Joseph P. Allen, IV, Sugar Creek, L.P., David H. Langstaff and Labyrinth, L.P. is entering into a voting agreement in substantially the form attached as Schedule A; and

WHEREAS, in connection with the Merger, the stockholders of Target (“Stockholders”) will receive cash in exchange for all of the issued and outstanding shares of Target Capital Stock, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows (all capitalized terms used in this Agreement are defined for convenience of reference on Exhibit A attached hereto or are defined separately herein):

Article 1

THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Delaware General Corporation Law (“DGCL”), Acquisition Sub shall be merged with and into Target and the separate existence of Acquisition Sub shall thereupon cease. Target shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as “Surviving Corporation.”

     1.2 Effective Time of the Merger. The Merger shall become effective at such time (the “Effective Time”) as shall be stated in the Certificate of Merger, in form mutually acceptable to Acquiror, Target and Acquisition Sub, respectively, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Merger Filing”). The Merger Filing shall provide for the effectiveness of the Merger immediately upon its filing. The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5.

     1.3 Consummation. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use their best efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

     1.4 Effects of the Merger. The Merger shall have the effects set forth in section 259 of the DGCL.

ARTICLE 2

THE SURVIVING CORPORATION AND ACQUIROR

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL, except that Article I thereof shall be amended in the Merger to read in its entirety as follows: “The name of the Corporation is Veridian Corporation.”

     2.2 By-Laws. The by-laws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the by-laws of Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by the Certificate of Incorporation of Surviving Corporation and the DGCL.

     2.3 Directors and Officers of Surviving Corporation. The directors of Acquisition Sub and the officers of Target in office immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation, and such directors and officers shall serve in accordance with the by-laws of Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE 3

CONVERSION OF SHARES

     3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Target or any holder of Target Capital Stock:

     (a)  Each of the shares of the Common Stock, par value $.0001 per share of Target (the “Target Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Target Common Stock held in the treasury of Target or by any Subsidiary of Target) shall be converted into the right to receive $35.00 (the “Merger Consideration”) payable upon the surrender of the certificate formerly representing such Target Common Stock. All shares of Target Common Stock when converted, will no longer be outstanding and will automatically be canceled and retired, and each holder of a Target Certificate (as defined in Section 3.4(e)) will cease to have any rights with respect thereto, except the right to receive such Merger Consideration. In the event that subsequent to the date of this Agreement but prior to the

Effective Time,the outstanding shares of Target Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the Merger Consideration will be adjusted to reflect such change.

     (b)  Any Target Common Stock held in the treasury of Target and any Target Common Stock held by any Subsidiary of Target immediately prior to the Effective Time shall be canceled and retired and cease to exist.

     (c)  The terms of each outstanding option to purchase shares of Target Common Stock under any employee or director stock option or compensation plan or arrangement of Target (the “Target Employee Stock Options”) that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (including any plans related thereto), shall be adjusted as necessary to provide that, at the Effective Time, such Target Employee Stock Options shall be canceled as of the Effective Time and converted at the Effective Time into the right to receive, in full satisfaction of such Target Employee Stock Options, cash from Surviving Corporation in an amount equal to (X) the excess, if any, of the Merger Consideration over the per share exercise price of each such Target Employee Stock Option immediately prior to the Effective Time (subject to adjustment pursuant to the last sentence of Section 3.1(a)) multiplied by (Y) the number of shares of Target Common Stock issuable pursuant to such Target Employee Stock Option as of the Effective Time (in each case whether or not such Stock Option had been fully vested and fully exercisable immediately prior to the Effective Time), which cash payment will be treated as compensation and will be net of any applicable federal or state withholding taxes.

     (d)  Each warrant to purchase shares of Target Common Stock (the “Target Warrants”) which is outstanding and unexercised at the Effective Time shall be canceled as of the Effective Time and converted at the Effective Time into the right to receive, in full satisfaction of such Target Warrant, cash from Surviving Corporation in an amount equal to (X) the excess, if any, of the Merger Consideration over the per share exercise price of such Target Warrant immediately prior to the Effective Time (subject to adjustment pursuant to the last sentence of Section 3.1(a)) multiplied by (Y) the number of shares of Target Common Stock issuable pursuant to such Target Warrant as of the Effective Time.

     3.2 Acquisition Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror as the sole shareholder of Acquisition Sub, each issued and outstanding share of common stock, par value $1.00 per share, of Acquisition Sub (“Acquistion Sub Common Stock”) shall be converted into one share of common stock, par value $1.00 per share of Surviving Corporation.

     3.3 Dissenting Shares. Target Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Target Common Stock in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such shares of Target Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger

Consideration. Target shall give Acquiror prompt notice of any demands received by Target for appraisal of shares of Target Common Stock, and Acquiror shall have the right to participate fully in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquiror, Target shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL, will receive payment thereof from the Surviving Corporation and such shares of Target Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

     3.4 Surrender and Payment.

     (a)  From and after the Effective Time, each record holder of a Target Certificate shall be entitled to receive in exchange therefor, upon surrender thereof to a paying agent reasonably satisfactory to Acquiror and Target (the “Paying Agent”),a check payable to the order of such holder or, at the election of such holder, a funds transfer via the Federal Reserve System Fedwire, in the amount of the aggregate Merger Consideration to which such holder is entitled pursuant to Section 3.1.

     (b)  Notwithstanding any other provision of this Agreement, (i) until holders or transferees of Target Certificates have surrendered them for exchange as provided herein, no dividends or Merger Consideration shall be paid with respect to any shares represented by such Target Certificates and (ii) without regard to when such Target Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any portion of the Merger Consideration.

     (c)  If any payment for shares of Target Common Stock is to be made in a name other than the name in which the Target Certificate surrendered for payment therefor is registered, it shall be a condition of payment that the surrendered certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting payment either (i) pay to the Paying Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

     (d)  At or prior to the Effective Time, Acquiror shall make available to the Paying Agent the cash required to effect the payments referred to in Section 3.4(a) above.

     (e) Within two business days following the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the “Target Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Target Certificates shall pass, only upon actual delivery of the Target Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Target Certificates in exchange for cash. Upon surrender of Target Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of record of such Target Certificates shall be entitled to receive in exchange therefor a check or wire transfer in payment of the consideration pursuant to the provisions of Section 3.1, and the Target Certificates so surrendered shall be canceled.

Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Target Common Stock for any portion of the consideration delivered to a public official as required by applicable abandoned property, escheat or similar laws.

     (f)  Promptly following the date which is nine months after the Effective Time, the Paying Agent shall deliver to Acquiror all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Target Certificate may surrender such Target Certificate to Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive the aggregate Merger Consideration payable in exchange therefor, without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Acquiror, the Acquisition Sub, Target or the Surviving Corporation shall be liable to a holder of Target Common Stock for any portion of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (g)  In the event any Target Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Target Certificate to be lost, stolen or destroyed, and provided Target’s records indicate such person is the registered owner of the related Target Common Stock, Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Target Certificate the aggregate Merger Consideration deliverable in respect thereof determined in accordance with this Article 3. When authorizing such payment in exchange therefor, the Secretary of Surviving Corporation may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Target Certificate to give Surviving Corporation such indemnity as he may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Target Certificate alleged to have been lost, stolen or destroyed.

     3.5 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Andrews & Kurth L.L.P. in Washington, D.C., or such other location as shall be mutually agreeable to Acquiror and Target on the third business day immediately following the date on which the last of the conditions set forth in Article 7 is fulfilled or waived, or at such other time and place as Acquiror and Target shall agree (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

     3.6 Closing of Target’s Transfer Books. At and after the Effective Time, holders of Target Certificates shall cease to have any rights as Stockholders, except for the right to receive the aggregate Merger Consideration into which the shares of Target Common Stock evidenced by such Target Certificate were converted, as contemplated by Section 3.1. At the Effective Time, the stock transfer books of Target shall be closed and no transfers of shares of Target Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Target Certificates formerly representing Target Common Stock are presented to Surviving Corporation, they shall be canceled and exchanged for the aggregate Merger Consideration into which the shares of Target Common Stock evidenced by such Target Certificate were converted, in accordance with this Article 3, provided that the Target Certificate is surrendered as provided in Section 3.4 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

     3.7 Withholding. Acquiror will be entitled to deduct and withhold from the aggregate Merger Consideration otherwise payable to any former holder of Target Common Stock all amounts required by law to be deducted or withheld therefrom. To the extent that amounts are so withheld by Acquiror or Acquiror Sub, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Acquiror or Acquiror Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION SUB

     Acquiror and Acquisition Sub each represent and warrant to Target as follows:

     4.1 Organization and Qualification. Each of Acquiror and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Acquiror and Acquisition Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect. True, accurate and complete copies of each of Acquiror’s and Acquisition Sub’s charter documents and by-laws, in each case as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to Target or are otherwise publicly available on the EDGAR system.

     4.2 Authority; Non-Contravention; Approvals.

     (a)  Acquiror and Acquisition Sub have full corporate power and authority to enter into this Agreement and, subject to Acquiror Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement has been approved by the respective boards of directors of Acquiror and Acquisition Sub and by Acquiror as the sole stockholder of Acquisition Sub and no other corporate proceedings on the part of Acquiror or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Acquiror and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Acquisition Sub and, assuming the due authorization, execution and delivery thereof by Target, constitutes a valid and legally binding agreement of Acquiror and Acquisition Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

     (b)  The execution and delivery of this Agreement by Acquiror and Acquisition Sub do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries, under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Acquiror or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Acquiror or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Acquiror or any of its Subsidiaries is now a party or by which Acquiror or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Acquiror and Acquisition Sub of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of any Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject, in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Acquiror Required Statutory Approvals. There are no consents required from commercial lenders, lessors or other third parties and all material violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens referred to in the foregoing sentences of this paragraph (b). Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), and from the preceding sentence, are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or materially impair Acquiror’s ability to perform its obligations under this Agreement.

     (c)  Except for Acquiror Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Acquiror or Acquisition Sub or the consummation by Acquiror or Acquisition Sub of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect or materially impair Acquiror’s ability to perform its obligations under this Agreement.

     4.3 Litigation. Other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5, there are no claims, suits, actions or proceedings pending or, to the knowledge of Acquiror, threatened against, relating to or affecting Acquiror or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger. Except as set forth in the initial clause of the preceding sentence, neither Acquiror nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

     4.4 No Acquiror Stockholders’ Approval Required. There is no requirement of any applicable law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority (including, without limitation, any exchange upon which securities of Acquiror are publicly traded) which requires the approval or adoption by the shareholders of Acquiror of this Agreement, or any of the transactions contemplated hereby.

     4.5 Investment Intent. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquisition of the Target Common Stock. Acquiror confirms that Target has made available to Acquiror the opportunity to ask questions of the officers and management employees of Target and to acquire all information Acquiror desires about the business and financial condition of Target. The Target Common Stock is being acquired by Acquiror pursuant to the Merger for the account of Acquiror, with no intention of distributing or reselling such stock or any part thereof, and Acquiror will not distribute or resell such stock or any part thereof, in any manner or transaction which would be in violation of the Securities Act or the securities law of any state.

     4.6 Financial Capability. Acquiror has the financial capacity to perform and to cause Acquisition Sub to perform all of its obligations under this Agreement, and Acquiror has currently available all funds necessary to pay the consideration set forth in Article 3 and any other amounts contemplated by this Agreement. Without limiting the foregoing, Acquiror’s ability to consummate and to cause Acquisition Sub to consummate the transactions contemplated hereby is not contingent on Acquiror’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

     4.7 No Additional Representations. Target acknowledges that neither Acquiror nor Acquisition Sub, nor any other person or entity acting on behalf of Acquiror, Acquisition Sub, or any Affiliate of Acquiror or Acquisition Sub has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Acquiror or Acquisition Sub, in each case, except as expressly set forth in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TARGET

     Except as otherwise set forth in the Disclosure Schedule of Target attached hereto and incorporated herein by reference (the “Target Disclosure Schedule”), Target represents and warrants to Acquiror and Acquisition Sub as follows:

     5.1 Organization and Qualification. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Target is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect. True, accurate and complete copies of Target’s certificate of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Acquiror or are otherwise publicly available through the EDGAR system.

     5.2 Capitalization.

     (a)  The authorized capital stock of Target consists of 20,000,000 shares of preferred stock, $.0001 par value per share, none of which are currently issued and outstanding as of the date of this Agreement, and 130,000,000 shares of common stock, $.0001 par value per share, 34,816,350 of which were issued and outstanding as of June 7, 2003. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights.

     (b)  There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, stock appreciation rights (SARs), phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Target Capital Stock, or obligating Target to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Target is a party or is bound with respect to the voting of any shares of Target Capital Stock. As of Closing, the terms of the agreements evidencing the Target Employee Stock Options and the Target Warrants will permit the actions contemplated by Section 3.1(c) and Section 3.1(d), respectively.

     (c)  The Board of Directors of Target has not declared any dividend or distribution with respect to the Target Common Stock the record or payment date for which is on or after the date of this Agreement.

     (d)  As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of Target having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Target or any of its Subsidiaries.

     (e)  The Target Common Stock is traded on the New York Stock Exchange. No other securities of Target or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

     5.3 Subsidiaries.

     (a)  Each Subsidiary of Target is a corporation duly incorporated or an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary of Target is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. No Subsidiary of Target is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than its Subsidiaries, Target does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization whether incorporated or unincorporated.

     (b)  All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Target is owned by Target, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. There are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of Target’s Subsidiaries, (ii) securities of Target or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Target’s Subsidiaries or (iii) options or other rights to acquire from Target or any of its Subsidiaries, or other obligation of Target or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Target’s Subsidiaries. There are no outstanding obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 5.3(b).

     5.4 Authority; Non-Contravention; Approval.

     (a)  Target has full corporate power and authority to enter into this Agreement and, subject to the Stockholders’ Approval and the Target Required Statutory Approvals, to consummate the transactions contemplated thereby. The Board of Directors of Target has adopted resolutions approving this Agreement, determining that the Merger is in the best interests of Target’s Stockholders, and recommending that the Stockholders approve this Agreement and the transactions contemplated herein, and such resolutions shall be in force and effect and neither rescinded nor superseded prior to or as of the Closing Date. No other corporate proceedings on the part of Target are necessary to authorize the execution and delivery of this Agreement or, except for the Stockholders’ Approval, the consummation by Target of the transactions contemplated hereby. Target has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Acquiror and Acquisition Sub, this Agreement constitutes a valid and legally binding agreement of Target enforceable against Target in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

     (b)  The execution and delivery of this Agreement by Target does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Target under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Target or any of its Subsidiaries, (ii)any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Target or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Target or any of its Subsidiaries is now a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Target of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) Target Required Statutory Approvals and the Stockholders’ Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or materially impair Target’s ability to perform its obligations under this Agreement.

     (c)  Except for Target Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect or materially impair Target’s ability to perform its obligations under this Agreement.

     (d)  The affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock (the “Stockholders’ Approval”) is the only vote of the holders of any class or series of Target’s capital stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

     5.5 SEC Documents.

     (a)  Target has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Acquiror each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Target with the Securities and Exchange Commission (“SEC”) since January 1, 2002, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof, and

Target has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time (collectively, the “Target Reports”). As of their respective dates, the Target Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Target Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Target and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Target Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Target and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for year-end audit adjustments and as otherwise may be noted therein.

     (b)  Target maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Target and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Target’s filings with the SEC and other public disclosure documents.

     5.6 Absence of Undisclosed Liabilities. Target did not have at December 31, 2002, nor, to the knowledge of Target, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are disclosed in the Target Reports, (b) were incurred after December 31, 2002 in the ordinary course of business and consistent with past practices, (c) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (d) have been discharged or paid in full prior to the date hereof. Target has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since January 1, 1999.

     5.7 Absence of Certain Changes or Events. Except as set forth in or contemplated by this Agreement or the Target Disclosure Schedule, since December 31, 2002, Target has not suffered or experienced any Material Adverse Effect and has not engaged in any material transaction of a kind that would be prohibited after the date hereof pursuant to Section 6.1.

     5.8 Litigation. Other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5, there are no claims, suits, actions or proceedings pending or, to the knowledge of Target, threatened against, relating to or affecting Target before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or seek other relief or remedy and which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings not otherwise disclosed in Section 5.8 of the Target Disclosure Schedule, to have a Material Adverse Effect. Except as set forth in the initial clause of the preceding sentence, neither Target nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either alone or in the aggregate with all judgments, decrees, injunctions, rules or orders, to have a Material Adverse Effect.

     5.9 No Violation of Law. Neither Target nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Target and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations with and under all laws, and from all Governmental Entities, required by Target and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have such permits, licenses, approvals, authorizations and registrations, individually or in the aggregate with such other failures not otherwise disclosed in Section 5.9 of the Target Disclosure Schedule, could not reasonably be expected to have a Material Adverse Effect.

     5.10 Compliance with Agreements. Neither Target nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter and by-laws of Target or (b) the contracts, commitments, agreements, leases, licenses, and other instruments specifically disclosed in the Target Reports (the “Material Contracts”) or Section 5.16 of the Target Disclosure Schedule, except, in the case of clause (b) above, for breaches, violations and defaults which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.11 Taxes.

     (a)  Target and its Subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed for all periods ending on or prior to the Effective Time, and for which a tax return is required by applicable law to be filed on or prior to such Effective Time (including pursuant to extensions properly obtained), and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to December 31, 2002 and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid as of the Effective Time in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No claim has ever been made by an authority in a jurisdiction where any of Target or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Target Reports as of and for the period ended December 31, 2002 are adequate to cover all Taxes of Target and its Subsidiaries for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of either of Target or any of its Subsidiaries, except for Liens for Taxes not yet due. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to Target or any of its Subsidiaries. Neither Target nor any Subsidiary has received any notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. Target has delivered to Acquiror correct and complete copies of all federal income Tax Returns filed for 1999, 2000, 2001 and 2002, if filed, and for all other open years. There are no unresolved issues of law or fact which, to the knowledge of Target, exist or which arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of Target or its Subsidiaries. Neither Target nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither Target nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned Subsidiary of Target. Excluded from this Section 5.11 are any Taxes, Tax Returns or other matters pertaining to Taxes of Target which, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (b)  Neither Target nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G, or (ii) any amount that will not be fully deductible as a result of Code §162(m).

     5.12 Employee Benefit Plans; ERISA.

     (a)  The Target Disclosure Schedule lists all material compensation and employee benefit plans, programs, arrangements and practices, including employee benefit plans within the meaning set forth in section 3(3) of ERISA, maintained by Target (the “Target Plans”), or to which it makes or is obligated to make contributions pursuant to a collective bargaining agreement (the “Union Plans”). No Target Plan is subject to Title IV of ERISA or section 412 of the Code.

     (b)  There have been no prohibited transactions within the meaning of section 406 or section 407 of ERISA or section 4975 of the Code with respect to any of the Target Plans that could result in penalties, taxes or liabilities which, individually or in the aggregate, could have a Material Adverse Effect. No liability has been or is expected to be incurred under Title IV of ERISA with respect to any of the Union Plans. Each of the Target Plans has been operated and administered in all material respects in accordance with applicable laws and agreements during the period of time covered by the applicable statute of limitations, to the extent any such failure could reasonably be expected to result in a Material Adverse Effect. Each of the Target Plans which is intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified. To the knowledge of Target, there are no material pending, threatened or anticipated claims involving any of the Target Plans other than claims for benefits in the ordinary course. To the knowledge of Target, all contributions required to have been made to the Target Plans and the Union Plans by Target have been made.

     5.13 Labor. There are no controversies pending or, to the knowledge of Target, threatened between Target or any of its Subsidiaries and any representatives of any of their employees. To the knowledge of Target, there are no organizational efforts presently being made involving any of the presently unorganized employees of Target or its Subsidiaries and no executive or key employee or group of employees of Target has any plan to terminate his or her employment with Target. Target and its Subsidiaries have complied with all laws relating to employment and labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that Target or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws. Excluded from the foregoing sentences of this Section 5.13 are controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.14 Real Estate.

     (a)  The Target Disclosure Schedule sets forth the address of all material real property owned by Target or any Subsidiary of Target as of the date hereof (the “Owned Real Property”). Target or one of its Subsidiaries, as applicable, holds good and marketable title to the Owned Real Property, free and clear of all Liens except for (i) Liens for current Taxes or assessments that are not yet delinquent, (ii) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not yet delinquent, (iii) the rights, if any, of vendors having possession of tooling of Target and its Subsidiaries, (iv) liens arising from the receipt by Target and its Subsidiaries of progress payments by the United States government, (v) Liens securing rental payments under capital lease arrangements and (vi) other Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b)  The Target Disclosure Schedule sets forth the address of all material real property in which Target or any Subsidiary of Target holds a leasehold or subleasehold estate (the “Leased Real Property”; the leases or subleases for such Leased Real Property being referred to as the “Leases”). With respect to each of the Leases: (i) Target or such Subsidiary, as applicable, holds good and marketable title to the leasehold interest thereunder; and (ii) neither Target nor any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease, or any interest therein.

     5.15 Environmental Matters. Target and its Subsidiaries have conducted their business in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their business as presently conducted. None of the properties currently or, to the knowledge of Target, formerly owned or operated by Target and its Subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. Target and its Subsidiaries have not received any notices, demand letters or requests for information from any Governmental Entity or third party, which has not heretofore been resolved with such Governmental Entity or third party, indicating that Target or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of Target, threatened against Target or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by Target or any of its Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by Target or any of its Subsidiaries. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or formerly owned or operated, by Target or any of its Subsidiaries. Target and its Subsidiaries and any of their respective properties are not subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. Excluded from this Section 5.15 are any violations or conditions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.16 Contracts and Commitments. Except for the Material Contracts, neither Target nor any of its Subsidiaries is a party to or bound by: (a) any agreements with any present Stockholder, employee, officer or director (or former stockholder, employee, officer or director to the extent there remain at the date hereof obligations to be performed by Target or any of its Subsidiaries); (b) any material agreements with a consultant or sales representative not terminable upon 30 days written notice; (c) agreements or indentures relating to the borrowing of money having a remaining principal balance on the date hereof in an amount exceeding $1,000,000; (d) any joint venture or profit-sharing agreement; (e) contracts, not entered into in the ordinary course of business on an arm’s-length basis, that are material to Target; (f) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to Target, its Affiliates or their employees; (g) any agreements or arrangements for the acquisition or sale of any business of Target entered into since January 1, 2001 or any such agreement or arrangement, regardless of when such agreement or arrangement was entered into, that has not yet been consummated; (h) any agreement which imposes non-competition or non-solicitation restrictions other than any organizational conflict of interest prohibition, restriction, representation, warranty, or notice provision or any other restriction on future contracting set forth in Target’s Government Contracts; (i) any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision; and (j) any other agreements to which Target or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligation in excess of $10,000,000 annually.

     5.17 Intellectual Property Rights.

     (a)  To the knowledge of Target, (i) Target and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of Target’s or any of its Subsidiary’s business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by Target or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Target and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights, and (iii) no person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Target or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither Target nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved. Excluded from the foregoing provisions of this Section 5.17 are matters that, individually or in the aggregate with other such matters not otherwise disclosed in Section 5.17 of the Target Disclosure Schedule, could not reasonably be expected to have a Material Adverse Effect. All of the material Intellectual Property owned or used by Target or any of its Subsidiaries prior to the Closing will be owned or available for use by Target and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

     (b)  For purposes of this Agreement, “Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

     5.18 Section 203 of the DGCL Not Applicable. The Board of Directors of Target has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby the restrictions contained in section 203 of the DGCL.

     5.19 Government Contracts. To the knowledge of Target, with respect to any contracts and subcontracts (at any tier) with Governmental Entities to which Target or any of its Subsidiaries is a party (collectively, “Government Contracts”), there is, as of the date of this Agreement, no (i) civil fraud or criminal investigation by any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Target, (ii) suspension or debarment proceeding (or equivalent proceeding) against Target or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Target, (iii) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $1 million, (iv) dispute between Target or any of its Subsidiaries and a Governmental Entity which, since December 31, 2002, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $1 million or (v) claim or equitable adjustment by Target or any of its Subsidiaries against a Governmental Entity in excess of $1 million.

     5.20 Relations with Governments. To the knowledge of Target, neither Target nor any of its Subsidiaries has given or offered anything of value to any governmental official, political party or candidate for government office in violation of any applicable law, nor have any of them otherwise taken any action which would cause Target or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

     5.21 No Additional Representations. Acquiror and Acquisition Sub acknowledge that neither Target nor any other Person advising or acting on behalf of Target or any Affiliate of Target (i) has made any representation or warranty express or implied, including any implied representation or warranty, as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the businesses of or held by Target, or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Target or the business conducted by Target, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Target Disclosure Schedule.

ARTICLE 6

COVENANTS

     6.1 Conduct of Business by Target Pending the Merger. Except as otherwise contemplated by this Agreement after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Acquiror shall otherwise agree in writing, Target shall, and shall cause its Subsidiaries to:

     (a)  conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b)  not (i) amend or propose to amend its certificate of incorporation or by-laws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in stock or property;

     (c)  not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d)  not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings and refinancings in the ordinary course of business, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary or otherwise in the ordinary course of business, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (e)  use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Target and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (f)  subject to restrictions imposed by applicable law and upon request, meet on a regular and frequent basis with one or more representatives of Acquiror to report on the general status of the business of Target;

     (g)  not enter into or amend any employment, consulting, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, consultants or key employees;

     (h)  not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit of any employee or retiree, except as required to comply with changes in applicable law or applicable collective bargaining agreements; and

     (i)  use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice.

     6.2 Control of Operations. Nothing contained in this Agreement shall give to Acquiror, directly or indirectly, rights to control or direct the operations of Target prior to the Effective Time. Prior to the Effective Time, Target shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

     6.3 No Solicitation by Target.

     (a)  Target agrees that it and its Subsidiaries will not (and Target will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by Target or any of its Subsidiaries, to):

(i) solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Acquiror and its Affiliates) of any inquiry, proposal or offer (including any proposal or offer to Target’s Stockholders) that constitutes or could reasonably be expected to lead to, a proposal for any tender offer, merger, consolidation, business combination or similar transaction involving Target or any of its Subsidiaries and a third party, or any acquisition by a third party of any capital stock of Target (other than upon the exercise of the Target Employee Stock Options that are outstanding on the date hereof in accordance with their terms) or any business or assets of Target or any of its Subsidiaries (other than acquisitions of a business or assets in the ordinary course of business that constitute less than 10% of the net revenues, net operating income or assets of Target and its Subsidiaries, taken as a whole), or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an “Acquisition Proposal”);

(ii) participate or engage in discussions or negotiations concerning an Acquisition Proposal (and Target, its Subsidiaries and all such persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal;

(iii) grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Target or any of its Subsidiaries; or

(iv) execute or enter into any agreement, understanding or arrangement (other than a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement and which does not prevent Target from complying with its obligations under this Agreement) with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

     (b)  Nothing contained in the foregoing Section 6.3(a) shall prevent Target, at any time prior to receipt of Stockholders’ Approval with respect to the Merger, from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and (ii) from providing information (pursuant to a confidentiality agreement permitted by Section 6.3(a)(iv)) to or engaging in any negotiations or discussions with any person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of Target or all or substantially all of the assets of Target if, with respect to such actions, (x) in the good faith judgment of the Board of Directors of Target, taking into account, among other things, the likelihood of consummation and after consultation with its financial advisors, such Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of Target Common Stock from a financial point of view than the Merger (a “Superior Proposal”) and (y) the Board of Directors of Target, after consultation with its outside legal counsel, determines in good faith that such actions are required by its fiduciary obligations under applicable law.

     (c)  Target agrees that it will notify Acquiror promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Target or any of its officers, directors, employees, agents or representatives. The notice shall be in writing and state the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, Target shall keep Acquiror fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking any action referred to in Section 6.3(b), if Target intends to participate in any such discussions or negotiations or provide any such information to any such third party, Target shall give written notice to Acquiror.

     (d)  Nothing in this Section 6.3 shall permit Target to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Target shall not enter into any agreement with any person with respect to or that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement permitted by Section 6.3(a)(iv).

     (e)  Notwithstanding any other provision of this Agreement, if, prior to obtaining Stockholders’ Approval with respect to the Merger, the Board of Directors of Target determines, in its good faith judgment, that an Acquisition Proposal is a Superior Proposal, the Board of Directors of Target may terminate this Agreement (subject to Target’s obligations under Article 8); provided, that (i) Target provides at least five business days prior written notice to the Parent of its intention to terminate this Agreement in the absence of any further action by Acquiror, (ii) during such five business day period (or longer period if extended by Target and Acquiror, the “Negotiation Period”), Target agrees to negotiate in good faith with Acquiror regarding such changes as Acquiror may propose to the terms of this Agreement, with the intent of enabling Acquiror to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated; and (iii) after expiration of the Negotiation Period and prior to such termination, the Board of Directors of Target confirms in writing to Acquiror that (x) it has determined (after consultation with outside legal counsel and an independent financial advisor) that the Acquisition Proposal remains a Superior Proposal taking into account any modifications to the terms of this Agreement proposed by Acquiror, (y) Target intends to accept such Superior Proposal and (z) Target acknowledges its obligations under Section 8.3(b).

     6.4 Meeting of Stockholders.

     (a)  Target will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as practicable after the date hereof a meeting of its stockholders (the “Stockholders’ Meeting”) and shall submit the Merger for approval by Target’s Stockholders at such meeting or any adjournment thereof.

     (b)  Target, through its Board of Directors, shall recommend approval and adoption of the Merger by Target’s Stockholders at the Stockholders’ Meeting or any adjournment thereof; provided that the Board of Directors of Target may at any time prior to receipt of the Stockholders’ Approval with respect to the Merger (i) make any disclosures to Target’s Stockholders or withdraw, withhold, modify, or change any recommendation regarding this Agreement or the transactions contemplated hereby or (ii) recommend and declare advisable any Superior Proposal, if the Board of Directors of Target determines in good faith after consultation with its outside legal counsel that such action is required by its fiduciary obligations under applicable law. Target shall be required to comply with its obligations under Section 6.4(a) whether or not its Board of Directors withdraws, modifies, withholds, or changes its recommendation or declaration regarding this Agreement or the transactions contemplated hereby or recommends or declares the advisability of any other offer or proposal.

     6.5 Agreement to Cooperate; HSR Filings.

     (a)  Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the Stockholders.

     (b)  Without limitation of the foregoing, Acquiror and Target undertake and agree to file as soon as practicable (and in any event not later than ten days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

     (c)  Each of Acquiror and Target shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Authority regarding the legality under any antitrust law of Acquiror’s acquisition of Target.

     6.6 Access to Information.

     (a)  Target has given and will continue to give to Acquiror and its accountants, counsel, financial advisors and other representatives (the “Acquiror Representatives”), reasonable access during normal business hours to its personnel, properties, books, contracts, commitments and records; provided, however, that no investigation pursuant to this Section 6.6(a) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; provided, further, that the foregoing right of access shall not require furnishing information that, in the reasonable opinion of counsel, would violate any laws, or any confidentiality agreements with respect to such information.

     (b)  Acquiror shall hold and shall use commercially reasonable efforts to cause the Acquiror Representatives to hold, and Target shall hold and shall use commercially reasonable efforts to cause its accountants, counsel, financial advisors and other representatives to hold, in strict confidence all non-public documents and information furnished to Acquiror or to Target, as the case may be, in connection with the transactions contemplated by this Agreement, except that (i) Acquiror and Target may disclose such information as may be necessary in connection with seeking the Acquiror Required Statutory Approvals, the Target Required Statutory Approvals and the Stockholders’ Approval and (ii) after consultation, each of Acquiror and Target may disclose any information that it is required by law or judicial or administrative order to disclose.

     (c)  The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other or destroy all non-public written material described in this Section 6.6 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Acquiror or Target based on the information in such material shall be destroyed (and Acquiror and Target shall use their respective commercially reasonable efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and commercially reasonable efforts) shall be certified in writing by an authorized officer supervising such destruction.

     (d)  Target shall promptly advise Acquiror in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Target.

     6.7 Proxy Statement.

     (a)  Each of Target and Acquiror shall cooperate and as promptly as practicable prepare, and Target shall file with the SEC as soon as practicable, a proxy statement pursuant to Regulation 14A under the Exchange Act (the “Proxy Statement”), with respect to the Stockholders’ Meeting. Target will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Target will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall promptly supply Target with copies of all correspondence between Target, or its representatives, and the SEC or its staff with respect thereto.

     (b)  Target will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the date hereof.

     (c)  Each of Target and Acquiror agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders’ Meeting will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time there shall occur any event with respect to Target, Acquiror or any of their Subsidiaries, or with respect to any information provided by

Target or Acquiror with respect thereto for inclusion in the Proxy Statement, which event is required to be described in an amendment of or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable law, and disseminated to the stockholders of Target, as applicable.

     6.8 Expenses and Fees. Except as may be otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Expenses of the Target shall be paid at the Closing Date directly by the Surviving Corporation.

     6.9 Public Statements. Target, on the one hand, and Acquiror and Acquisition Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (b) that each of Acquiror, Acquisition Sub and Target and their respective Affiliates may make such an announcement to their respective employees. Notwithstanding the foregoing, Acquiror and Target shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Acquiror or Target, at the time of the signing of this Agreement.

     6.10 Target Employees.

     (a)  As of the Effective Time of the Merger, Acquiror will assume and perform employment-related obligations of Target under its benefit plans, employment policies, collective bargaining agreements, and applicable local, state and federal laws, including without limitation the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay, the Occupational Safety and Health Act, the Employee Income Retirement Security Act, Executive Order 11246, the Americans With Disabilities Act, the Family and Medical Leave Act, the common law of the Commonwealth of Virginia and any other local, state or federal statute, ordinance, executive order, regulation, court decree or other governmental action having the force and effect of law; provided, however, that this sentence is not intended to require Acquiror to continue any such plan, policy or agreement beyond the time when it otherwise lawfully could be terminated or modified.

     (b)  Acquiror agrees to provide the employees of Target and its Subsidiaries with compensation and employee benefit plans and programs on substantially the same basis as the same are provided to similarly situated employees of Acquiror and its Affiliates (the “Acquiror Plans”); provided, however, in lieu thereof Acquiror may elect to continue one or more of Target’s existing benefit plans for any of the employees for such period or periods as Acquiror may determine; and provided further, that the employees of Target and its Subsidiaries shall be given credit for all purposes under the Acquiror Plans for their years of service that are credited under any similar Target Plan (but only to the extent that such credit does not create any duplication of benefits or benefit accruals under any defined benefit retirement or welfare plan).

     (c)  Acquiror agrees to maintain the policies of Target governing special severance payments to employees following a change of control transaction in effect as of the date of this Agreement for a period of two years from the date of the Closing and to adhere to the terms and conditions of such policies, including those terms and conditions set forth in Section 6.10(c) of the Target Disclosure Schedule, during such two year period. Target has previously delivered to Acquiror true and correct copies of all such severance policies.

     6.11 Notification of Certain Matters; Supplemental Disclosure.

     (a)  Each of Target, Acquiror and Acquisition Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (b)  Until the Closing, Acquiror and Target shall have the continuing obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.

     (c)  Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 6.11(b) nor any disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement shall operate as a cure of any breach of (i) the failure to disclose the information, nor (ii) any untrue representation or warranty made herein.

     6.12 Directors’ and Officers’ Indemnification and Insurance. Acquiror agrees that for the entire period from the Effective Time until at least six years after the Effective Time, (a) Acquiror will cause Surviving Corporation to maintain Target’s current directors’ and officers’ insurance and indemnification policy and related arrangements, or an equivalent policy and related arrangements, subject in either case to terms and conditions no less advantageous to the present and former Target directors and officers than those contained in the policy and arrangements in effect on the date hereof, for all present and former Target directors and officers covering claims made and insurable events with respect to matters arising or omissions occurring before, or existing at, the Effective Time (provided that Surviving Corporation will not be required to maintain such policy except to the extent that the aggregate annual cost of maintaining such policy is not in excess of one hundred and fifty percent (150%) of the current annual cost, in which case Surviving Corporation shall maintain such policies up to an annual cost of one hundred and fifty percent (150%) of the current annual cost); and (b) Acquiror will cause Surviving Corporation to maintain indemnification provisions (including, without limitation, provisions for expense advances for present and former Target officers and directors) in Surviving Corporation’s certificate of incorporation and bylaws to the fullest extent permitted by the DGCL.

     6.13 Maintenance of Target Records; Personnel. For a period of seven years after the Closing Date (or such longer period as may be required by any Governmental Entity or as a result of threatened or ongoing litigation or any tax audit or other administrative proceeding) Acquiror shall not, and shall not permit any of its Subsidiaries to, dispose of or destroy any of the books, records and files of Target which exist at the Effective Time and which become subject to the direct or indirect control of Acquiror pursuant to the Merger.

ARTICLE 7

CONDITIONS

     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a)  this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders under applicable law;

     (b)  the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (c)  no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.5 shall have been the cause of, or shall have resulted in, such order or injunction; and

     (d)  all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date, other than those, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     7.2 Conditions to Obligation of Target to Effect the Merger. Unless waived in writing by Target, the obligation of Target to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional condition:

     (a)  Acquiror and Acquisition Sub shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Acquiror and Acquisition Sub contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing

Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), in each case with only those exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not materially impair Acquiror’s ability to perform its obligations under this Agreement, and Target shall have received a certificate of the Chairman of the Board, the President or a Vice President of Acquiror and of the President or a Vice President of Acquisition Sub to that effect.

     7.3 Conditions to Obligations of Acquiror to Effect the Merger. Unless waived in writing by Acquiror, the obligations of Acquiror and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

     (a)  Target shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Target contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained threin, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), in each case with only those exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not materially impair Target’s ability to perform its obligations under this Agreement, and Acquiror shall have received a certificate of the President or of a Vice President of Target to that effect; and

     (b)  Dissenting Shares shall constitute no more than 12% of the Target Common Stock.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated as set forth below at any time prior to the Closing Date, whether before or after the Stockholders’ Approval has been obtained:

     (a)  by mutual written consent of Acquiror and Target, by action of their respective boards of directors; or

     (b)  by Target, if Acquiror or Acquisition Sub (i) fail to perform in any material respect any of their covenants or agreements in this Agreement and do not cure such default in all material respects within 15 days after notice of such default is given to Acquiror or Acquisition Sub, as the case may be, by Target, or (ii) shall have breached any of their representations and warranties set forth in Article 4 of this Agreement, which breach cannot be cured prior to the Closing and has not been waived by Target; or

     (c)  by Acquiror, if

(i) Target (A) fails to perform in any material respect any of its covenants or agreements in this Agreement and does not cure such default in all material respects within 15 days after notice of such default is given to Target by Acquiror, or (B) shall have breached any of its representations and warranties set forth in Article 5 of this

Agreement, which breach cannot be cured prior to the Closing and has not been waived by Acquiror; or

(ii) the Board of Directors of Target shall have withdrawn, modified, withheld or changed, in a manner adverse to Acquiror, its approval or recommendation of this Agreement or the Merger, or recommended a Superior Proposal or resolved or committed to do any of the foregoing; or

(iii) Dissenting Shares constitute more than 12% of the Target Common Stock; or

     (d)  by either Acquiror or Target, if

(i) at the Stockholders’ Meeting or any adjournment thereof, at which the Merger shall have been submitted for adoption by the Stockholders, the Merger shall have failed to receive the Stockholders’ Approval; or

(ii) the Closing shall not have occurred on or before December 31, 2003, provided that this Agreement is not at such date terminable pursuant to any clause of Section 8.1(d)(iii) and that the party seeking to terminate this Agreement pursuant to this clause (ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Merger on or before such date; or

(iii) any one of the following shall have occurred:

(A) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated by December 31, 2003; or

(B) any Governmental Entity files a complaint or otherwise commences a proceeding seeking a judgment, injunction, order or decree enjoining the consummation of the Merger or restraining or prohibiting the operation of the business of Acquiror or any of its Subsidiaries or Target or any of its Subsidiaries after the Effective Time; or

(C) Acquiror receives notice that the FTC has authorized its staff to file a complaint, or that the Assistant Attorney General or other appropriate official at the DOJ has authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Merger; or

(iv) the Board of Directors of Target shall have provided written notice to Acquiror that it has determined to accept a Superior Proposal, provided that Target may terminate this Agreement under this clause (iv) only if it has complied with all of the provisions of Section 6.3.

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     8.2 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Target, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Target, Acquiror, Acquisition Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, this Section 8.2 and Section 6.6, Section 6.8, Section 6.9 and Section 9.2 shall survive. Nothing in this Section 8.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

     8.3 Termination Payment by Target. If this Agreement is terminated:

     (a)  by Acquiror pursuant to Section 8.1(c)(ii), then Target shall pay to Acquiror promptly, but in no event later than two business days after the date of such termination, a fee of $30,000,000 (the “Target Termination Fee”), which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Acquiror;

     (b)  by Acquiror or Target pursuant to Section 8.1(d)(iv), then Target shall pay to Acquiror the Target Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Acquiror, no later than the same day as the first to occur of (i) the consummation of the transaction constituting such Superior Proposal and (ii) if such transaction is not consummated for any reason, then the consummation of any other transaction constituting an Acquisition Proposal if Target enters into a definitive agreement (other than a confidentiality agreement) with respect to, or consummates, such transaction within twelve months following such termination; or

     (c)  by Acquiror pursuant to Section 8.1(c)(iii) or by Acquiror or Target pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), and (x) at or prior to the time of any such termination an Acquisition Proposal shall have been commenced or publicly disclosed and (y) within twelve months following such termination Target shall have entered into a definitive agreement (other than a confidentiality agreement) with respect to, or shall have consummated, an Acquisition Proposal, then Target shall pay to Acquiror the Target Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Acquiror, no later than the same day as the consummation of such transaction.

     (d)  Target shall, immediately upon any termination by Acquiror or Target that would require the payment of a Target Termination Fee (including upon the occurrence of subsequent events), reimburse each of Acquiror, Acquisition Sub and their respective Affiliates (not later than one business day after submission of statements therefor) for up to $500,000 of actual and documented out-of-pocket expenses (including, without limitation, fees and expenses payable to all counsel, banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the transactions contemplated hereby or structuring the transactions contemplated hereby and all fees of counsel, accountants, experts and consultants to Acquiror, Acquisition Sub and their respective Affiliates, and all printing and advertising expenses) actually incurred or accrued by any of them or on their behalf in connection with all the transactions contemplated hereby, including, without limitation, the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by Acquiror or Acquisition Sub in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the transactions contemplated hereby and any financing commitments or agreements relating thereto (all of the foregoing being referred to herein collectively as the “Target Termination Expenses”). In addition, if Target fails promptly to pay any amount due to Acquiror or Acquisition Sub pursuant to this Section 8.3, it shall also pay any costs and expenses incurred by Acquiror or Acquisition Sub (including, but not limited to, all fees and expenses of counsel) to enforce this Agreement, including any legal action in connection therewith.

     (e)  Target acknowledges and agrees that (i) the agreements regarding the payment of fees contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, Acquiror and Acquisition Sub would not have entered into this Agreement, and (ii) the damages resulting from the events giving rise to a payment contemplated in Section 8.3(a), (b) and (c) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 8.3 are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to this Section 8.3 constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in Section 8.3(a), (b) and (c) of this Agreement.

     8.4 Termination Payment by Acquiror.

     (a)  In the event that this Agreement is terminated pursuant to Section 8.1(d)(iii), then Acquiror shall pay Target promptly, but in no event later than two business days after the date of such termination, a fee of $30,000,000 (the “Acquiror Termination Fee”), which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Target.

     (b)  Acquiror shall, at such time as a Acquiror Termination Fee is required to be paid, reimburse Target and its Affiliates (not later than one business day after submission of statements therefor) for up to $500,000 of actual and documented out-of-pocket expenses (including, without limitation, fees and expenses payable to all counsel, banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the transactions contemplated hereby or structuring the transactions contemplated hereby and all fees of counsel, accountants, experts and consultants to Target and its Affiliates, and all printing and advertising expenses) actually incurred or accrued by any of them or on their behalf in connection with all the transactions contemplated hereby (all of the foregoing being referred to herein collectively as the “Acquiror Termination Expenses”). In addition, if Acquiror fails promptly to pay any amount due to Target pursuant to this Section 8.4, it shall also pay any costs and expenses incurred by Target (including, but not limited to, all fees and expenses of counsel) to enforce this Agreement, including any legal action in connection therewith.

     (c)  Acquiror and Acquisition Sub acknowledge and agree that (i) the agreements regarding the payment of fees contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, Target would not have entered into this Agreement, and (ii) the damages resulting from the termination of this Agreement as set forth in Section 8.1(d)(iii) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 8.4 are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to this Section 8.4 constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the basis specified in Section 8.1(d)(iii) of this Agreement.

     8.5 Amendment. This Agreement may not be amended except by action taken by the parties’ respective boards of directors or duly authorized committees thereof or pursuant to authority granted by such boards of directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

     8.6 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

GENERAL PROVISIONS

     9.1 Non-Survival. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

     9.2 Brokers. Target represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee (except for the fees payable to Credit Suisse First Boston LLC) or commission (collectively, a “Finder’s Fee”) in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Each of the parties hereto agrees to hold each of the other parties hereto harmless from and against any Finder’s Fee in connection with the Merger contemplated by this Agreement based upon arrangements made by or on behalf of such arranging party.

     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Acquiror or Acquisition Sub to:

General Dynamics Corporation 3190 Fairview Park Dr. Falls Church, VA 22042-4523 Attention: David A. Savner Telecopier: 703.876.3554

with a copy to:

Jenner & Block, LLC One IBM Plaza Chicago, Illinois 60611 Attention: John F. Cox Telecopier: 312.840.7396

     (b)  If to Target, to:

Veridian Corporation 1200 South Hayes Street Suite 1100 Arlington, VA 22202 Attention: Jerald S. Howe Telecopier: 703.575.3200

with a copy to:

Andrews & Kurth L.L.P. 600 JPMorgan Chase Tower, Suite 4200 Houston, Texas 77002 Attention: James V. Baird Telecopier: 713.238.7120

          All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by certified or registered mail, on the date receipted for (or refused) on the return receipt; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

     9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     9.5 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of Stockholders and holders of Target Employee Stock Options and Target Warrants under Article 3 and rights of indemnified parties under Section 6.12 as herein provided and (c) shall not be assigned by operation of law or otherwise, except that the Acquiror may assign this Agreement to any other wholly owned Subsidiaries of Acquiror. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     9.6 Jurisdiction. Each of Target, Acquiror and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such Delaware state court to an appropriate Delaware federal court to the extent the basis for such removal exists under applicable law. Acquiror and the Subsidiaries hereby irrevocably (a) appoint CT Corporation System (the “Process Agent”), with an office on the date hereof in Wilmington, Delaware as their agent to receive on behalf of either of them service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agree that service of process may be made on Acquiror or Acquisition Sub by mailing, by certified mail, a copy of such summons, complaint or other process to Acquiror or Acquisition Sub in care of the Process Agent at the Process Agent’s above address, with a copy to Acquiror or Acquisition Sub, as applicable, at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on their behalf. Target hereby irrevocably (i) appoints the Process Agent as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such litigation, (ii) agrees that service of process may be made on Target by mailing, by certified mail, a copy of such summons, complaint or other process to Target in care of the Process Agent at the Process Agent’s above address, with a copy to Target at its address for notice specified herein, and (iii) authorizes and directs the Process Agent to accept such service on behalf of Target. As an alternative method of service, the parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by such courts, to the address specified in Section 9.3, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

     9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     9.8 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in the exception to Section 9.5(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.9 Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

     IN WITNESS WHEREOF, Acquiror, Acquisition Sub and Target have caused this Agreement to be signed by their respective officers as of the date first written above.

VERIDIAN CORPORATION

By:	/s/ David H. Langstaff

Name:	David H. Langstaff
Title:	President & CEO

GENERAL DYNAMICS CORPORATION

By:	/s/ David A. Savner

Name:	David A. Savner
Title:	Senior Vice President and General Counsel, Secretary

ASPEN ACQUISITION CORPORATION

By:	/s/ David A. Savner

Name:	David A. Savner
Title:	Vice President and Director

EXHIBIT A

DEFINITIONS — REFERENCE TABLE

     “Acquiror” has the meaning assigned to such term in the Preamble.

     “Acquiror Plans” has the meaning assigned to such term in Section 6.10(b).

     “Acquiror Representatives” has the meaning assigned to such term in Section 6.6(a).

     “Acquiror Required Statutory Approvals” means, collectively, (i) if required by law, the filings by Acquiror and Target required by the HSR Act, and expiration or termination of the applicable waiting period and (ii) the making of the Merger Filing with the Secretary of State of the State of Delaware.

     “Acquiror Termination Expenses” has the meaning assigned to such term in Section 8.4(b).

     “Acquiror Termination Fee” has the meaning assigned to such term in Section 8.4(a).

     “Acquisition Proposal” has the meaning assigned to such term in Section 6.3(a).

     “Acquisition Sub” has the meaning assigned in such term in the Preamble.

     “Acquisition Sub Common Stock” has the meaning assigned to such term in Section 3.2.

     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified

     “Agreement” has the meaning assigned to such term in the Preamble.

     “Bid” means any quotation, bid or proposal by Target or any of its Affiliates which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services by Target, any Subsidiary of Target or a contracting team of which Target is a member.

     “Closing” has the meaning assigned to such term in Section 3.5.

     “Closing Date” has the meaning assigned to such term in Section 3.5.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” means the Confidentiality and Standstill Agreement dated effective as of May 31, 2003, between Target and Acquiror, as the same may be amended from time to time.

     “DGCL” has the meaning assigned to such term in Section 1.1.

     “DOJ” has the meaning assigned to such term in Section 6.5(b).

     “Delaware Courts” has the meaning assigned to such term in Section 9.6.

     “Effective Time” has the meaning assigned to such term in Section 1.2.

     “Environmental Law” means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof. The term “Environmental Law” includes, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. § 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended, the Hazardous Material Transportation Act, 49 Ap. U.S.C.A. § 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, and comparable state and local laws, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Finder’s Fee” has the meaning assigned to such term in Section 9.2.

     “FTC” has the meaning assigned to such term in Section 6.5(b).

     “Government Contracts” has the meaning assigned to such term in Section 5.19.

     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     “Hazardous Substance” means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Intellectual Property Rights” has the meaning assigned to such term in Section 5.17.

     “knowledge” means, as to any party, the chief executive officer, chief operating officer, chief financial officer, general counsel and those executive officers of a party directly involved in its management.

     “laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, without limitation, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

     “Lease” has the meaning assigned to such term in Section 5.14(b).

     “Leased Real Property” has the meaning assigned to such term in Section 5.14(b).

     “Liens” means claims, encumbrances, mortgages, security interests, equities, or charges of any nature whatsoever.

     “Material Adverse Effect” means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) the industries in which Acquiror or Target operate and not specifically relating to Acquiror or Target, including changes in legal, accounting or regulatory changes, or conditions or (iii) this Agreement, the announcement and performance hereunder and the Merger (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors, suppliers or employees). For purposes hereof, changes in the trading price of Acquiror common stock or Target Common Stock, as reported by the NYSE, will not alone constitute a Material Adverse Effect, whether occurring at any time or from time to time.

     “Material Contracts” has the meaning assigned to such term in Section 5.10.

     “Merger” has the meaning assigned to such term in the Recitals.

     “Merger Consideration” has the meaning assigned to such term in Section 3.1(a).

     “Merger Filing” has the meaning assigned to such term in Section 1.2.

     “Negotiation Period” has the meaning assigned to such term in Section 6.3(e).

     “NYSE” means The New York Stock Exchange.

     “Owned Real Property” has the meaning assigned to such term in Section 5.14(a).

     “Paying Agent” has the meaning assigned to such term in Section 3.4(a).

     “Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization and a government or any department or agency thereof.

     “Process Agent” has the meaning assigned to such term in Section 9.6.

     “Proxy Statement” has the meaning assigned to such term in Section 6.7(a).

     “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the construction industry or otherwise, through merger or acquisition.

     “Related Person” means, when used with reference to any entity, (i) any employee, officer, director, partner or shareholder (or any one acting in a similar capacity) of such entity, (ii) any grandparent, parent, aunt, uncle, niece, nephew, sister, brother, son, daughter, grandchild, son-in-law or daughter-in-law of any person described in clause (i), and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any Person described in clause (i) or (ii).

     “SEC” has the meaning assigned to such term in Section 5.5.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Stockholders” has the meaning assigned to such term in the Recitals.

     “Stockholders’ Approval” has the meaning assigned to such term in Section 5.4(c).

     “Stockholders’ Meeting” has the meaning assigned to such term in Section 6.4(a).

     “Subsidiary” shall mean, when used with reference to any person or entity, any corporation, partnership, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, business trust, joint venture or other entity.

     “Superior Proposal” has the meaning assigned to such term in Section 6.3(b).

     “Surviving Corporation” has the meaning assigned to such term in Section 1.1.

     “Target” has the meaning assigned to such term in the Preamble.

     “Target Capital Stock” has the meaning assigned to such term in the Recitals.

     “Target Certificates” has the meaning assigned to such term in Section 3.4(e).

     “Target Common Stock” has the meaning assigned to such term in Section 3.1(a).

     “Target Disclosure Schedule” has the meaning assigned to such term in the premises to Article 5.

     “Target Employee Stock Options” has the meaning assigned to such term in Section 3.1(c).

     “Target Permits” means all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct the business of Target as currently conducted.

     “Target Plans” has the meaning assigned to such term in Section 5.12(a).

     “Target Reports” has the meaning assigned to such term in Section 5.5.

     “Target Required Statutory Approvals” means, collectively, (i) if required by law, the filings by Acquiror and Target required by the HSR Act, and expiration or termination of the applicable waiting period and (ii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger.

     “Target Termination Expenses” has the meaning assigned to such term in Section 8.3(d).

     “Target Termination Fee” has the meaning assigned to such term in Section 8.3(a).

     “Target Warrants” has the meaning assigned to such term in Section 3.1(d).

     “Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

     “Taxes” means all taxes, including, without limitation, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

     “Union Plans” has the meaning assigned to such term in Section 5.12(a).

SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Schedules

Schedule A	Form of Voting Agreement

Target Disclosure Schedule

Section 5.1	Organization and Qualification

Section 5.2	Capitalization

Section 5.3	Subsidiaries

Section 5.4	Authority; Non-Contravention; Approval

Section 5.5	SEC Documents

Section 5.6	Absence of Undisclosed Liabilities

Section 5.7	Absence of Certain Changes or Events

Section 5.8	Litigation

Section 5.9	No Violation of Law

Section 5.10	Compliance with Agreements

Section 5.11	Taxes

Section 5.12	Employee Benefit Plans; ERISA

Section 5.13	Labor

Section 5.14	Real Estate

Section 5.15	Environmental Matters

Section 5.16	Contracts and Commitments

Section 5.17	Intellectual Property Rights

Section 5.18	Section 203 of the DGCL Not Applicable

Section 5.19	Government Contracts

Section 5.20	Relations with Governments

Section 5.21	No Additional Representations

Section 6.10(c)	Special Severance Policies and Payments